UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2016

RIGHTSIDE GROUP, LTD.

(Exact name of Registrant as specified in its charter)

Delaware	001-36262	32-0415537
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5808 Lake Washington Blvd. NE, Suite 300 Kirkland, Washington	98033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 298-2500

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Restricted Stock Unit Grants

Effective July 15, 2016, the Compensation Committee of the board of directors of Rightside Group, Ltd. (the “Company”) approved the grants of restricted stock units (“RSUs”) to executive officers and certain other employees of the Company under the Company’s Incentive Award Plan, including grants to the named executive officers listed below:

Name and Principal Position	Restricted Stock Units (#)
Taryn J. Naidu Chief Executive Officer	4,219
Tracy Knox Chief Financial Officer	4,219
Wayne MacLaurin Chief Technology Officer	4,219

Each RSU grant is subject to performance-based vesting. Contingent upon achievement of a threshold level of performance on the Company’s goals relating to adjusted EBITDA and cash registry revenue, measured during fiscal year 2016, the RSU award to each of Mr. Naidu and Ms. Knox will vest, in whole or in part, depending on the threshold level of performance achieved.   Contingent upon achievement of a threshold level of performance on the Company’s goal related to reductions to the Company’s internet technology and infrastructure costs, the RSU award to Mr. MacLaurin will vest, in whole or in part, depending upon the threshold level of performance achieved.  For each of the grants, if the Company does not achieve the applicable threshold level of performance on a goal, the RSU award will not vest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2016	RIGHTSIDE GROUP, LTD.

	By:	/s/ Rick Danis
Rick Danis
General Counsel and Corporate Secretary